UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): March 13, 2015

Griffin-American Healthcare REIT III, Inc.
(Exact name of registrant as specified in its charter)

Maryland	333-186073 (1933 Act)	46-1749436
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

18191 Von Karman Avenue, Suite 300 Irvine, California		92612
(Address of principal executive offices)		(Zip Code)
Registrant’s telephone number, including area code: (949) 270-9200
Not Applicable
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
On March 13, 2015, we, through GAHC3 Nebraska Senior Housing Portfolio, LLC, our wholly-owned subsidiary, entered into an asset purchase agreement, or the Purchase Agreement, with Dial-Ridgewood Senior Living, L.L.C. and Silvercrest Fountain View Independent Living L.P., or collectively, the Seller, unaffiliated third parties, to purchase a senior housing portfolio and certain operations of the Seller, or the Nebraska Senior Housing Portfolio, comprised of two senior housing facilities located in Omaha, Nebraska and Bennington, Nebraska, for an aggregate purchase price of $66,000,000. Upon acquisition, we intend to operate the Nebraska Senior Housing Portfolio utilizing the structure permitted by the REIT Investment Diversification and Empowerment Act of 2007, which is commonly referred to as a "RIDEA" structure.

The material terms of the Purchase Agreement provide for: (i) a due diligence period that is 45 days commencing on the execution date of the Purchase Agreement; (ii) a deposit of $2,000,000 due within three business days following the later of the execution date of the Purchase Agreement and the commencement of the due diligence period; (iii) $500,000 of the purchase price for each facility to be retained by us at closing for a period of one year following the closing date as a non-exclusive source of funds to satisfy any Purchaser Indemnified Losses, as defined in the Purchase Agreement, made by any Purchaser Indemnified Party, also as defined in the Purchase Agreement; (iv) an Indemnity Holdback Agreement to be executed and delivered by all parties at the closing; (v) the closing to occur at 10:00AM Pacific Time on the 30th day following the date that is the later of the expiration of the due diligence period and the date on which all conditions to the closing expressly stated in the Purchase Agreement are satisfied or waived in writing or a mutually agreed upon date by all parties; (vi) our unconditional right to terminate the Purchase Agreement by giving written notice to the Seller prior to the expiration of the due diligence period, in which event the Purchase Agreement will become null and void (except for obligations which expressly survive that termination), whereupon escrow agent is to refund the deposit to us (which obligation and right shall survive such termination); (vii) our right to terminate the Purchase Agreement to be deemed a waiver pursuant to Section 1.8 of the Purchase Agreement, if we do not terminate the Purchase Agreement prior to the expiration of the due diligence period; (viii) Seller to cause the EIK Manager, as defined in the Purchase Agreement, to enter into a management agreement with us for the management of the facilities, substantially in the form attached to the Purchase Agreement; (ix) the right for us, in the event of a Seller’s material breach of the Purchase Agreement that is not cured, to receive a return of the deposit and a sum equal to our out-of-pocket costs and expenses, including attorneys’ fees and expenses, from the Seller, jointly and severally, as liquidated damages, which reimbursement of costs and expenses will not exceed the sum of $100,000 and if we have not terminated the Purchase Agreement, our ability to seek and be entitled to specific performance of Seller’s obligations under the Purchase Agreement and pursue a claim for all costs and expenses, including reasonable attorney fees and expenses, in pursuing such claim and, if we so elect, we may concurrently with and in the alternative to such claim for specific performance and related costs and expenses, pursue a claim for liquidated damages as set forth in Section 12.3(b) of the Purchase Agreement, and pursue any other rights or remedies we may have, whether under this Purchase Agreement or otherwise, at law or in equity; (x) the right for the Seller, in the event of our material breach of the Purchase Agreement, to receive the deposit as liquidated damages and for no party to have any further rights or obligations under the Purchase Agreement; and (xi) certain representations and warranties set forth in the Purchase Agreement to survive for a period of 12 months following the closing date, with others surviving without limitation. The Purchase Agreement contains covenants, representations and warranties that are customary of real estate purchase and sale agreements.

We intend to finance the purchase of the Nebraska Senior Housing Portfolio using cash on hand raised through our initial public offering. We anticipate paying an acquisition fee in cash of 2.25% of the aggregate purchase price of the Nebraska Senior Housing Portfolio to our advisor and its affiliates in connection with the acquisition of the property. The closing of the acquisition of the Nebraska Senior Housing Portfolio is expected to occur during the second quarter of 2015; however, no assurance can be provided that we will be able to purchase the property in the anticipated timeframe, or at all since the potential acquisition of the Nebraska Senior Housing Portfolio is subject to substantial conditions to closing.

The material terms of the agreement discussed above are qualified in their entirety by the Purchase Agreement attached as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.
(d) Exhibits.

Exhibit No.	Description

10.1	Asset Purchase Agreement by and between GAHC3 Nebraska Senior Housing Portfolio, LLC, Dial - Ridgewood Senior Living, L.L.C. and Silvercrest Fountain View Independent Living L.P., dated March 13, 2015

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Griffin-American Healthcare REIT III, Inc.

March 19, 2015	By:/s/ Jeffrey T. Hanson
Name: Jeffrey T. Hanson
Title: Chief Executive Officer

Exhibit Index

Exhibit No.	Description

10.1	Asset Purchase Agreement by and between GAHC3 Nebraska Senior Housing Portfolio, LLC, Dial - Ridgewood Senior Living, L.L.C. and Silvercrest Fountain View Independent Living L.P., dated March 13, 2015